EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Interlink Electronics, Inc.:

We consent to incorporation by reference in this Registration Statement on Form S-8 of Interlink Electronics, Inc. of our report dated February 20, 2004, relating to the consolidated balance sheet of Interlink Electronics, Inc., and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, which report appears in the December 31, 2003, annual report on Form 10-K/A of Interlink Electronics, Inc.

BDO SEIDMAN, LLP

Los Angeles, California

July 29, 2004